EXHIBIT 10.3

                        REMOTE DATA PROCESSING AGREEMENT
                           BANKERS DATA SERVICES, INC.


         This REMOTE DATA PROCESSING AGREEMENT made and entered into on by and between BANKERS DATA SERVICES, INC., (HEREAFTER "BDS"), located at 521 W. 11th Street, Alma, Georgia 31510, and OCEANSIDE BANK (hereafter "Customer") located at Jacksonville Beach, Florida 32240.

         In consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

         1. TERM. This Agreement is for an initial period of two (2) years commencing upon installation of the system or the first day BDS receives work to process for Customer. Thereafter, this Agreement shall automatically renew for successive terms of one (1) year, unless and until either party shall give the other six month advance written notice of termination at the conclusion of the then-current term. This provision is subject to the right of BDS to terminate for cause under paragraph 14 hereof.

         2. SERVICES. BDS shall provide to customer the services described in the schedule marked "Exhibit A" attached hereto and made a part hereof and shall provide these services in accordance with the procedures outlined in said schedule. In addition, BDS and Customer may agree from time to time on additional data processing services to be performed by BDS and all such additional services shall be performed by BDS subject to the terms and conditions of this Agreement. The additional services shall be added hereto by a written addendum to Exhibit A executed by both parties. BDS may make changes from time to time in the procedures governing its data processing services, but no substantial changes will be made in such procedures without giving Customer written notice thereof and a reasonable opportunity to adapt its operations procedures to such changes.

         3. PROCESSING SCHEDULE. BDS will process work in a timely manner satisfactory to and agreed upon by both BDS and Customer. BDS understand that prompt performance of all work is necessary for Customer to meet its schedules and that time is of the essence and will utilize all reasonable efforts to process work in accordance with the mutually agreed upon schedule.

         4. FEES. For performing data processing services for Customer, BDS will charge the fees set forth in the attached schedule marked "Exhibit B", and these fees shall remain firm for the initial two-year term of this Agreement. BDS reserves the right to change said fees upon three months' prior written notice to Customer. If Customer does not wish to agree to said increase in fees, it may terminate this Agreement, notwithstanding the termination provision in Paragraph 1, or discontinue the service for which the fees are being raised by giving BDS written notice 30 days prior to the date said increased fee goes

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into effect. If notice by Customer is not so given,  Customer assents to the new prices and waives any right of early termination under this paragraph. Any work processed after the effective date of the price increase shall be subject to the new prices notwithstanding Customer's notice to terminate this Agreement. Payments shall be made to BDS 10 days after Customer's receipt of BDS invoices therefor. Outstanding balances which remain unpaid after 30 days after same are due and payable shall, I the sole discretion of BDS, bear interest at the lesser of 1.5% per month, or the highest rate permitted by law.

         5. EARLY TERMINATION BY CUSTOMER. If Customer terminates this Agreement except as in accordance with Paragraph 1 or Paragraph 4 hereof, Customer agrees to pay BDS for the remaining term of the contract the greater of actual fees earned during each processing month after notice of intent to terminate or 80% (eighty percent) of average monthly fees BDS earned during the three months immediately prior to notice of termination.

         6. BACK-UP PROVISIONS. BDS assumes responsibility for having adequate back-up arrangements and equipment at its disposal in the event of a mechanical failure. It will be the Customer's responsibility to enter into a maintenance agreement with the equipment manufacturer or an authorized service representative of the manufacturer to repair and maintain all data processing equipment owned or leased by the Customer.

         7. PRIORITY. BDS covenants to afford priority to all data processing provided to bank customers, with all bank data processing which is due to be completed and delivered before any nonbank data processing in initiated.

         8. OWNERSHIP. All systems, programs, operating instructions and other documentation prepared by BDS shall remain the property of BDS. All data-source documents shall remain the property of Customer. Upon termination of this Agreement, Customer information retained in BDS' masters files shall be made available to Customer on magnetic tapes furnished by Customer of a type suitable for use on BDS equipment, and BDS will return to Customer, after Customer's remittance to BDS of a reasonable fee to cover this final servicing and handling process and to reimburse BDS for the cost of any unused stock of special forms prepared for Customer.

         9. DELIVERY OF DATA. The Customer will be responsible for its material while in transit and shall bear all risk of loss damage while material is in transit to or from BDS. Customers shall prepare its input material in a form acceptable to BDS. This input and the information necessary for controls will be delivered to BDS according to a schedule mutually agreeable to both parties.

              Customer will be responsible for entering the input data furnished by Customer into the computer systems and BDS will process all data received from Customer in a form acceptable to BDS as promptly as practicable after receipt thereof, but the time for processing such data shall be extended in the event of the failure of BDS equipment or other situations beyond its control. BDS may refuse to process and may return to

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Customer and documents, items, records or input data which, in BDS' opinion, are not of a quality or condition satisfactory for process or which do not comply with BDS applicable procedures manual or are not in a machine-readable form acceptable to BDS. The Customer will be responsible for correcting the rejected data and for submitting corrected material for reentry.

10.      DUTY OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION.
BDS agrees to use the same care in processing Customer's material as it uses in performing similar services for itself, but recognizing that data processing involves certain possibilities of errors, omissions, delays, loss or mutilation of documents and other occurrences which may give rise to loss or damage THE PARTIES AGREE THAT BDS SHALL NOT BE LIABLE ON ACCOUNT OF SUCH MATTERS UNLESS CAUSED BY ITS GROSS NEGLIGENCE. CUSTOMER AGREES THAT BDS SHALL BE EXCUSED FROM PERFORMANCE AND SHALL NOT BE LIABLE FOR ANY DELAY IN DELIVERY OR FOR NON-DELIVERY, IN WHOLE OR IN PART, CAUSED BY THE OCCURRENCE OF CONTINGENCIES BEYOND THE CONTROL OF BDS, INCLUDING, BUT NOT LIMITED TO, WAR, SABOTAGE, JUDICIAL ACTION, LABOR DISPUTE, ACCIDENT, FIRE, EXPLOSION, FLOOD, STORM, OR ANY ACT OF GOD. CUSTOMER FURTHER AGREES THAT IN NO EVENT WILL BDS BE LIABLE FOR INDIRECT, SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES. CUSTOMER FURTHER AGREES THAT IN NO EVENT WILL THE TOTAL AGGREGATE LIABILITY OF BDS FOR ANY DAMAGES ARISING UNDER THIS CONTRACT AND SERVICES PERFORMED HEREUNDER EXCEED THAT TOTAL AMOUNT PAID BY THE CUSTOMER TO THE BDS DURING THE PRECEDING TWELEVE MONTH PERIOD (OR, SHOULD THE CONTRACT HAVE BEEN IN EFFECT LESS THAN SUCH PERIOD, FOR THE TERM OF THE CONTACT).

         Customer understands that BDS uses certain computer programs to process work which are licensed from their owners or distributors. Customer agrees not to bring any action against any said vendor arising out of, or in any way related to, the services to be performed by BDS hereunder.

         Customer shall adopt such measures as it deems appropriate for its own interest in respect of such matters, including (without limiting the generality of the foregoing) provision for the ascertainment and correction of errors and omissions, replacement of lost or mutilated documents and the reconstruction of data. In any event, the Customer shall indemnify and hereby agrees to hold BDS harmless against any and all claims or causes of actions by or on behalf of any and all third parties whomsoever arising out of, or in any way related to, the services to be performed by BDS here under.

         11. CONFIDENTIAL TREATMENT OF INFORMATION. BDS agrees to receive in confidence all information relating to the Customer's business and accounts and represents and warrants to the Customer that this information will not be used by BDS or any affiliated company for any purpose other than in strict compliance with this

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Agreement. BDS will not release such information to any of its other departments or affiliated companies, and such information will not be used to solicit new business or to any other advantage by BDS. No information hereunder will be considered confidential if (1) it is or becomes public knowledge through no fault or negligence of BDS, (2) it is rightfully disclosed by some third party, or (3) it is already known to BDS prior to this date and has not been obtained in confidence under this Agreement.

         12. AUDITS AND GOVERNMENTAL EXAMINATIONS. BDS agrees to allow Customer's internal and outside auditors to perform audit procedures within BDS, but this audit responsibility rests entirely upon the Customer. BDS also agrees that upon Customer's written request assurances will be given to appropriate federal and state supervisory agencies that the performance of the services by BDS for the Customer under this Agreement will be subject to regulation and examination by such agency to the same extent as if such services were being performed by the Customer itself on its own premises, provided, however, that the Customer will bear the full audit responsibility.

         13. MODIFICATIONS. The terms of this Agreement may be modified by BDS by written notice to Customer, except for the terms and conditions which relate specifically to BDS duty of care as provided for in Paragraph 10 of this Agreement and BDS' representation and warranty of confidential treatment of the Customer's items processed as provided for in Paragraph 11 of this Agreement. The Customer may terminate this Agreement or discontinue any of the services hereunder affected by such modification upon six-month prior written notice to BDS; otherwise, such modification shall become effective.

         14. DEFAULT. The breach by either party or any obligation hereunder that is not cured within thirty (30) days of written notice shall constitute a "default".
         Notwithstanding the agreed term of this Agreement, in the event of default by Customer or BDS, or if either party ceases doing business or ceases n its own initiative to provide service under this Agreement may be terminated by the other party to a receivership proceeding, then this Agreement may be terminated by the other party thereto. Should BDS send Customer written notice of termination, BDS shall have no further duties or liabilities to Customer hereunder, except to assemble at Customer's cost, Customer's documents and other materials and make them available for Customer to pick up.

         15. ENTIRE AGREEMENT. This instrument contains the entire Agreement between the parties and supersedes any and all previous Agreements between the parties on the subject matter hereof. All exhibits to which reference is made herein are incorporated in this Agreement. The Agreement may be enlarged, modified or altered only as provided in Paragraphs 2 and 13 above or in writing signed by both the parties.

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         16.  GOVERNING  LAW. This Agreement is being executed and delivered and is intended to be performed in the State of Georgia, and shall be interpreted, construed and enforced in accordance with the laws of such State.


         17. This Agreement shall be binding upon and insure to the benefit of the respective parties, their heirs, successors and assigns.

         18. NOTICES. All notices under this Agreement shall be deemed duly given upon delivery, if delivery is by hand; or three days after delivery into the United States Mail if sent by registered mail, return receipt requested to a party at the address hereinabove set forth or to such other address as a party may designate by notice pursuant hereto.

         19. ACCEPTANCE. This agreement shall be withdrawn if execution by both parties is not complete within sixty (60) days of agreement date.

         IN WITNESS WHEREOF< the parties have executed and sealed this Agreement the day and year written below.

BDS:                                                                   CUSTOMER:

BANKERS DATA SERVICES, INC.                                       OCEANSIDE BANK


BY:  /S/ Andrew R. Corbett,                        BY:  /S/ Mike Witherspoon
     ----------------------                             --------------------
     Andrew Rickey Corbett                              Mike Witherspoon
     Vice President                                     CEO


       4-3-97                                           3-31-97
---------------------                              ---------------------
Date                                               Date



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                                 OCEANSIDE BANK

                              JACKSONVILLE, FLORIDA

                                 MARCH 24, 1997

                                    EXHIBIT A

Description of Data Processing Services

         In consideration of the Remote Usage Fees contained in Exhibit B, BDS shall provide the services set forth below and any others not specified below as they may be described in other areas of this Agreement, of which the Exhibit is a part.

         Daily Activity

                  Maintain all information input by Customer with respect to the accounts necessary to operate the System in accordance with the documentation as provided by SPARAK or in such a manner as shall be mutually agreed upon by the parties.

         Functions

                  Maintain System availability for inquiry, input, and printing purposes during Customer's business hours.

                  Process transactions input into the System by Customer once nightly on a daily basis as directed by Customer.

                  At Customer's discretion, schedule all batch jobs necessary for daily, weekly, monthly, quarterly, and annual system processing of accounts.

         Telephone Support

                  BDS will provide support to address questions regarding operation and use of system.

System Description

         The System consists of equipment and services supplied by BDS, Premier Imaging, and application software known as SPARAK 3000 and is designed to operate on mainframe computer equipment to provide data processing services for financial institutions.

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                                 OCEANSIDE BANK

                              JACKSONVILLE, FLORIDA

                                 MARCH 24, 1997

                                    EXHIBIT B

Fees

         Monthly fee based on $100.00 per million in assets with a minimum of $2000.00. Note that the fee will be calculated each anniversary based on the then current total assets of the bank.



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